EXHIBIT (a)(5)(i)

KAISER VENTURES INC.	Corporate Headquarters 3633 Inland Empire Blvd. Suite 480 Ontario, CA 91764
909.483.8500
909.944.6605

News Release

Contact:	Terry L. Cook
(909) 483-8511

FOR IMMEDIATE RELEASE

KAISER VENTURES COMMENCES SELF-TENDER AT $.90 PER UNIT NET

ONTARIO, CA (October 14, 2008) —Kaiser Ventures LLC announced that it has commenced a self-tender offer to purchase up to 700,000 Class A Units at $.90 per Unit, without any deduction for transfer costs. The tender offer commenced today, and will expire at 3:00 P.M., Pacific Time, on November 14, 2008, unless extended.

Kaiser’s Board of Managers believes that neither the offer made by MacKenzie Patterson Fuller, LP, nor even the much higher Company Offer, represents fair value for Kaiser Units. Accordingly, Kaiser’s Board of Managers recommends that its Unitholders REJECT both the MacKenzie Offer and the Company Offer. The Company Offer is being made solely to accommodate any Unitholders who may have such a pressing need or desire to liquidate their Units. For those holders, the Company Offer will pay significantly more than even the maximum payable by the MacKenzie Offer, without the uncertainty in the price caused by the MacKenzie Offer’s deduction of transfer costs, which could even exceed the advertised price of $.50 per Unit.

The Board of Managers also urged any holders who have already tendered their Units in the MacKenzie Offer to withdraw those Units quickly before the relevant time period expires.

While Kaiser had originally planned to offer $1.00 less up to $.10 per Unit in transfer costs, after discussions with the Securities and Exchange Commission and in order to better comply with applicable law, the offer is fixed at $.90 per Unit without any deduction for transfer costs. In contrast, the MacKenzie Offer deducts transfer expenses and thus pays an undetermined amount which could be zero.

Kaiser has also determined that it does not currently intend to disapprove transfers resulting from the MacKenzie Offer on grounds that it could result in Kaiser being treated as a “publicly traded partnership”.

The tender offer will be subject to various terms and conditions described in the Offer to Purchase and Letter of Transmittal to be mailed to all Unitholders and filed with the U.S. Securities and Exchange Commission on Schedule TO-I upon commencement of the tender offer. Unitholders should read the Tender Offer Statement, Offer to Purchase and Letter of Transmittal as it will contain important information about the tender offer. Unitholders can obtain the Tender Offer Statement on Schedule TO-I and other filed documents for free at the SEC’s website at www.sec.gov. Unitholders can call ACS Securities Services, Inc., the depositary for the offer, at (866) 275-3703 to request the tender documents once they become available or with questions about the tender process.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL KAISER’S CLASS A UNITS. THE COMPANY OFFER WILL BE MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT KAISER FILES WITH THE SECURITIES AND EXCHANGE COMMISSION AND WILL DISTRIBUTE TO ITS UNITHOLDERS; COPIES WILL BE AVAILABLE FOR FREE FROM KAISER OR ON THE COMMISSION’S WEBSITE AT WWW.SEC.GOV. PRIOR TO MAKING

ANY DECISION WITH RESPECT TO THE COMPANY OFFER, UNITHOLDERS SHOULD CAREFULLY READ EACH OF THESE DOCUMENTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE COMPANY OFFER.

Statements in this press release which are not purely historical, including statements regarding Kaiser’s intentions, hopes, beliefs, expectations, representations, projections, plans or predictions of the future are forward-looking statements. Such statements are subject to certain risks, uncertainties, and assumptions. Kaiser believes that Kaiser’s assumptions are reasonable. Nonetheless, it is likely that at least some of these assumptions will not come true. Accordingly, should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, expected, or projected. For example, Kaiser’s actual results could materially differ from those projected as a result of factors such as, but not limited to: Kaiser’s inability to complete the anticipated sale of its Eagle Mountain landfill project; litigation, including, among others, claims that relate to Eagle Mountain, including the adverse federal land exchange litigation, pre-bankruptcy activities of Kaiser Steel Corporation, its predecessor, and asbestos claims; insurance coverage disputes; the impact of federal, state, and local laws and regulations on its permitting and development activities; competition; the challenge, reduction or loss of any claimed tax benefits, including Kaiser’s conclusion that the Company Offer will not result in Kaiser being treated as a “publicly traded partnership”; the impact of natural disasters on our assets; and/or general economic conditions in the United States and Southern California. Kaiser’s business could be affected by a number of other factors, including the risk factors listed from time to time in Kaiser’s reports including, but not limited to, the annual report on Form 10-KSB for the year-ended December 31, 2007 and the quarterly reports on Form 10-Q for the quarters-ended March 31, 2008 and June 30, 2008. Investors should not to place undue reliance on the forward-looking statements contained in this press release. Kaiser disclaims any obligation, and do not undertake, to update or revise any forward-looking statements in this press release.

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